UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 3, 2014

Paperweight Development Corp.

(Exact name of registrant as specified in its charter)

Delaware	333-82084-01	39-2014992
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

825 East Wisconsin Avenue, P.O Box 359, Appleton, Wisconsin	54912-0359
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 920-734-9841

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03(e)	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 3, 2014, Appvion, Inc. (“Appvion” or the “Company”), a wholly-owned subsidiary of Paperweight Development Corp. (“PDC”), entered into Enhanced Severance Agreements (the “Severance Agreements”) with each of Jeffrey J. Fletcher, Appvion’s Vice President and Controller and Tami L.Van Straten, Appvion’s Vice President, General Counsel and Secretary, respectively. The Severance Agreements replace the Enhanced Severance Agreements entered into with each of Mr. Fletcher and Ms. Van Straten on July 1, 2010.

The Severance Agreements provide that if, at any time other than within one (1) year after a “change of control,” as defined below, the Company terminates Mr. Fletcher’s or Ms. Van Straten’s employment other than for misconduct or “permanent disability,” or if Mr. Fletcher or Ms. Van Straten terminate employment for “good reason,” as defined below, Mr. Fletcher or Ms. Van Straten will continue to receive payments in accordance with the Company’s normal payroll practices for fifty two (52) weeks. The first twenty six (26) weeks will be paid at a rate of 100% of base salary and the next twenty six (26) weeks will be paid at a rate of 60% of base salary. In such case, Mr. Fletcher and Ms. Van Straten are also entitled to (i) a lump-sum cash payment representing a partial bonus for the year of termination, based on the number of full months Mr. Fletcher and Ms. Van Straten worked for the Company in the year of termination, (ii) professional outplacement services expenses for a period of up to six (6) months and (iii) medical benefits similar to such benefits provided immediately prior to the termination until the earlier of twelve (12) months following the termination or when the executive officer becomes eligible for medical benefits provided by a new employer.

If, within two (2) years of a change of control, the Company terminates the executive officer’s employment other than for misconduct, or permanent disability, or he or she terminates employment for good reason, then he or she is entitled to a lump-sum cash payment. This payment will be an amount equal to two (2) times his or her annual base salary, plus two (2) times his or her targeted bonus for the fiscal year in which his or her employment terminates, or if no such bonus has been established for the fiscal year of termination, then the bonus for the fiscal year prior to termination is used. The executive officer will also be entitled to a lump-sum cash payment representing a partial bonus for the year of termination, based on the number of days the executive officer worked for the Company in the year of termination and any bonus for the fiscal year prior to termination which has not yet been paid at the time of the termination. In addition, Mr. Fletcher and Ms. Van Straten will be entitled to (i) professional outplacement services expenses for a period of up to twelve (12) months following termination and (iii) medical benefits similar to such benefits provided immediately prior to the termination until the earlier of twenty four (24) months following the termination or when the executive officer becomes eligible for medical benefits provided by a new employer.

The Company will have no obligation to make payments pursuant to the Severance Agreement if the termination occurs at any time other than within one (1) year after a “change of control,” and at any time before all payments pursuant to the Severance Agreement have been made the executive officer directly or indirectly engages in the business of any of the Company’s then current business segments without the prior written consent of the Company.

A “change of control” is defined in the Severance Agreement as a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, as defined by the occurrence of any one of the following events: (i) the date upon which any person (or persons acting as a group) acquires ownership of Company stock constituting more than 50% of the total fair market value of total voting power of the stock of the Company; (ii) the date upon which any person (or persons acting as a group) acquires (during a twelve (12) month period ending on the date of the most recent acquisition) ownership of the Company stock constituting more than 35% of the total voting power of the stock of the Company; (iii) the date upon which a majority of the Company’s Board of Directors are replaced during a twelve (12) month period, and the new appointments are not endorsed by a majority of the Board prior to the date of appointment; or (iv) the date upon which any person (or persons acting as a group) acquires (during a twelve (12)month period ending on the date of the most recent acquisition) assets of the Company having a gross fair market value of at least 40% of the total gross fair market value of all assets of the Company immediately prior to such acquisition.

“Good reason” is defined in these agreements as, prior to a change of control, without the executive officer’s written consent, a reduction of 25% or more of the executive officer’s base salary, and after a change of control: (i) a decrease in the executive officer’s position or responsibilities without his or her consent; (ii) failure to pay the executive officer’s salary or bonus in effect immediately prior to a change of control or any material reduction of such salary or bonus; (iii) the material relocation of the executive officer’s principal place of employment without his or her consent; or (iv) failure by any successor entity to expressly assume and agree to the terms of the Severance Agreement.

The Severance Agreements remain in effect for twenty four (24) months following a change of control unless the Company gives twelve (12) months’ advance notice of the termination of the agreement, which notice and termination of the Severance Agreements must occur prior to a change of control.

The description above of the Severance Agreements is qualified in its entirety by reference to the complete text of the Enhanced Severance Agreements. The Company intends to file the form of Enhanced Severance Agreement as an exhibit to its Annual Report on Form 10-K for fiscal year 2014.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 8, 2014

By:	/s/ Jeffrey J. Fletcher
Vice President/Controller